Filed Pursuant to Rule 424(b)(2)
Registration No. 333-74432

Prospectus Supplement
(To Prospectus Dated May 13, 2002)

489,300 SHARES
IMPAC MORTGAGE HOLDINGS, INC.
COMMON STOCK

Pursuant to a Sales Agency Agreement dated May 22, 2002, between Impac Mortgage Holdings, Inc. (the “Company”) and UBS Warburg LLC (“UBS Warburg”), which has been filed as an exhibit to a report on Form 8-K with the Securities Exchange Commission (“SEC”) on May 24, 2002, and which is incorporated by reference herein, during the three months ended June 30, 2002 the Company sold, through UBS Warburg, as agent of the Company, 489,300 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), pursuant to ordinary brokers’ transactions on the American Stock Exchange (the “AMEX”).

Gross Proceeds to Company	$5,655,358

Commission to Agent	$169,666

Net Proceeds to Company	$5,485,692

On June 30, 2002 the last reported sales price of the Common Stock on the AMEX was	$13.48

Note: SEC Fees were not used in arriving at any of the above figures.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UBS Warburg

This Prospectus Supplement is dated August 15, 2002